PLAN OF REORGANIZATION
for
OLD MUTUAL LARGE CAP GROWTH
FUND
A Series Portfolio of
Old Mutual Funds II

         This Plan of Reorganization provides for the reorganization of the Old Mutual Large Cap
Growth Fund (the "Large Cap Growth Fund"), a series portfolio of Old Mutual Funds II (the
"Trust"), into the Old Mutual Large Cap Growth
Concentrated Fund (the "Large Cap Growth
Concentrated Fund"), also a series portfolio of the Trust. The Large Cap Growth Concentrated
Fund is sometimes referred to herein as the "Surviving Fund", and the Large Cap Growth
Fund is sometimes referred to herein as the "Reclassified Fund". The Surviving Fund and the Reclassified Fund are sometimes collectively referred to herein as the "Funds".

         WHEREAS, the Trust is a Delaware
statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Funds are each series
portfolios of the Trust representing separate series of shares of beneficial interest of the Trust;

         WHEREAS, the Funds are authorized to
issue an unlimited number of Class A, Class C, Institutional Class and Class Z shares;

         WHEREAS, the Large Cap Growth
Concentrated Fund has outstanding Class A,
Class C, Institutional Class and Class Z shares and the Large Cap Growth Fund has outstanding
Class A, Class C, Institutional Class and Class Z shares; and

         WHEREAS, the Board of Trustees (the
"Board") of the Trust has determined that it would be in the best interests of the Funds' beneficial owners to reorganize the Reclassified
Fund by reclassifying the shares of the Large
Cap Growth Fund as shares of the Large Cap
Growth Concentrated Fund in the manner
described below.

         NOW, THEREFORE, the Large Cap
Growth Fund shall be reorganized into the Large
Cap Growth Concentrated Fund on the
following terms and conditions.

         1. Plan of Reorganization.

            (a) Reclassification of Shares. At the
Effective Time described in Section 3 below, all of the issued and outstanding Class A, Class C, Institutional Class and Class Z shares of the Large Cap Growth Fund shall be reclassified and changed into and become Class A, Class C, Institutional Class and Class Z shares, respectively, of the Large Cap Growth
Concentrated Fund based upon their respective net asset values, and thereafter shall have the attributes of Class A, Class C, Institutional Class and Class Z shares of the Large Cap Growth
Concentrated Fund.

         The stock transfer books of the Large Cap
Growth Fund will be permanently closed at the Effective Time (described in Section 3 below) and only requests for the redemption of shares of the Large Cap Growth Fund received in proper form prior to the close of trading on the New
York Stock Exchange on the date of the
Effective Time shall be accepted. Thereafter, redemption requests received by the Large Cap
Growth Fund shall be deemed to be redemption requests for the Large Cap Growth Concentrated
Fund shares into which such Large Cap Growth
Fund shares were reclassified under this Plan of Reorganization.

            (b) Attribution of Assets and Liabilities.
At the Effective Time described in Section 3 below, the proportionate undivided interest in the assets and liabilities of the Large Cap
Growth Fund attributable to its Class A, Class C,
Institutional Class and Class Z shares shall become a part of the proportionate undivided interest in the assets and liabilities of the Large
Cap Growth Concentrated Fund attributable to its Class A, Class C, Institutional Class and
Class Z shares, respectively, and any expenses, costs, charges and reserves allocated to the Class
A, Class C, Institutional Class and Class Z shares of the Large Cap Growth Fund immediately prior to the Effective Time shall become expenses, costs, charges and reserves allocated to the Class A, Class C, Institutional
Class and Class Z shares, respectively, of the Large Cap Growth Concentrated Fund. The
Trust shall instruct its custodian to reflect in the custodian's records for the Large Cap Growth
Concentrated Fund the attribution of the assets of the Large Cap Growth Fund in the manner described above.

            (c) Beneficial Owner Accounts. At the
Effective Time described in Section 3 below, each beneficial owner of record of Class A, Class C, Institutional Class and Class Z shares of the Large Cap Growth Fund will receive that number of Class A, Class C, Institutional Class and Class Z shares, respectively, of the Large
Cap Growth Concentrated Fund having an
aggregate net asset value equal to the aggregate net asset value of the Class A, Class C, Institutional Class and Class Z shares, respectively, of the Large Cap Growth Fund held by such beneficial owner immediately prior to the Effective Time.

         The Trust will establish an open account on the records of the Large Cap Growth
Concentrated Fund in the name of each
beneficial owner of record of the Large Cap
Growth Fund to which will be credited the respective number of shares of the Large Cap
Growth Concentrated Fund due such beneficial owner. Fractional shares of the Large Cap
Growth Concentrated Fund will be carried to the third decimal place. Certificates representing shares of the Large Cap Growth Concentrated
Fund will not be issued. The net asset value of the shares of the Large Cap Growth Fund and the net value of the assets of the Large Cap
Growth Concentrated Fund will be determined at the Effective Time in accordance with the policies and procedures of the Trust.

         2. Termination of Reclassified Fund.
Immediately after the Effective Time described in Section 3 below, the Reclassified Fund shall cease to be an investment portfolio of the Trust and the Trust's Board hereby authorizes the officers of the Trust to amend Schedule A to the Trust's Agreement and Declaration of Trust and to take any other necessary action to terminate the Reclassified Fund as a separate investment portfolio of the Trust.

         3. Effective Time of the Reorganization.
The reorganization of the Reclassified Fund contemplated by this Plan of Reorganization shall occur on April 22, 2008, at 4:30 p.m.
Eastern time, or such other date and time as the officers of the Trust shall determine (the
"Effective Time").

         4. Approval of Beneficial Owners. A
meeting of the holders of the Large Cap Growth
Fund shares shall be duly called and constituted for the purpose of acting upon this Plan of Reorganization and the transactions contemplated herein. Approval by such beneficial owners of this Plan of Reorganization shall authorize the Trust to take the actions required to effect the Plan of Reorganization for the Reclassified Fund.

         5. Conditions Precedent. The Trust will
consummate the Plan of Reorganization only after satisfaction of each of the following conditions:

            (a) All consents, approvals, permits and authorizations required to be obtained from governmental authorities, including the
Securities and Exchange Commission and state securities commissions, to permit the parties to carry out the transactions contemplated by this Plan of Reorganization shall have been received.

            (b) This Plan of Reorganization shall
have been approved by the beneficial
owners of shares of the Reclassified Fund at a special meeting by the affirmative vote of a "majority of the outstanding voting securities" of the Reclassified Fund, as defined in the 1940 Act. This means the lesser of: (a) the affirmative vote of 67% or more of the voting securities of Reclassified
Fund present or represented by proxy at the special meeting, if the holders of more than 50% of the outstanding voting securities of the Reclassified Fund are present or represented by proxy; or (b) the affirmative vote of more than 50% of the outstanding voting securities of Reclassified Fund.

            (c) The assets of the Large Cap Growth
Fund to be acquired by the Large Cap Growth
Concentrated Fund shall constitute at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Large Cap Growth Fund immediately prior to the reclassification. For purposes of this paragraph 5(c), any assets used by the Reclassified Fund to pay the expenses it incurs in connection with this Plan of Reorganization and to effect all beneficial owner redemptions and distributions (other than regular, normal dividends and regular, normal redemptions pursuant to the 1940 Act, and not in excess of the requirements of Section 852 of the Code, occurring in the ordinary course of the Reclassified Fund's business as a portfolio of an open-end management investment company) after the commencement of negotiations regarding the Reorganization shall be included as assets of the Reclassified Fund held immediately prior to the reclassification.

            (d) The dividend described in the last
sentence of paragraph 6(a)(i) shall have been declared.

            (e) The Trust shall have received an
opinion of Ballard Spahr Andrews & Ingersoll,
LLP ("BSA&I") to the effect that consummation of the transaction contemplated by this Plan of Reorganization will constitute a
"reorganization" within the meaning of Section
368(a) of the Internal Revenue Code (the
"Code"), and that the beneficial owners of the Reclassified Fund will recognize no gain or loss to the extent that they receive shares of the Surviving Fund in exchange for their shares of the Reclassified Fund in accordance with this Plan of Reorganization. In rendering such opinion, BSA&I may request and rely upon representations contained in certificates of officers of the Trust and others, and the officers of the Trust shall use their best efforts to make available such truthful certificates.

            (f) The Trust shall have received an
opinion of BSA&I, dated as of the Effective
Time, addressed to and in form and substance satisfactory to the Trust, to the effect that this Plan of Reorganization has been duly authorized and approved by all requisite action of the Trust and the beneficial owners of the shares of the Reclassified Fund.

         At any time prior to the Effective Time, any of the foregoing conditions may be waived by the Trust if, in the judgment of its Board of Trustees, such waiver will not have a material adverse effect on the benefits intended under this Plan of Reorganization for the Reclassified
Fund's beneficial owners.

         6. Old Mutual Large Cap Growth Fund and
Old Mutual Large Cap Growth Concentrated
Fund Tax Matters.

            (a) Old Mutual Large Cap Growth Fund.

                (i) The Large Cap Growth Fund has
elected to be a regulated investment company under Subchapter M of the Code. The Large Cap
Growth Fund has qualified as such for each taxable year since inception that has ended prior to the Effective Time and will have satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending at the Effective Time.
The Large Cap Growth Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it. In order to (i) ensure continued qualification of the Large Cap Growth
Fund as a "regulated investment company" for tax purposes and (ii) eliminate any tax liability of the Large Cap Growth Fund arising by reason of undistributed investment company taxable income or net capital gain, the Large Cap
Growth Fund will declare on or prior to the Effective Time to the beneficial owners of the Large Cap Growth Fund a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (A) all of the Large Cap Growth Fund's investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended March 31, 2008 and for the short taxable year beginning on April 1, 2008 and ending at the Effective Time and (B) all of the Large Cap Growth Fund's net capital gain for the taxable year ended March 31, 2008 and for such short taxable year.

                (ii) The Large Cap Growth Fund has
timely filed all tax returns required to be filed by it and all taxes with respect thereto have been paid. No deficiencies for any taxes have been proposed, assessed or asserted in writing by any taxing authority against the Large Cap Growth
Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition, financial or otherwise, property, assets or prospects of the Large Cap Growth Fund.

            (b) Old Mutual Large Cap Growth
Concentrated Fund.

                (i) The Large Cap Growth
Concentrated Fund has elected to be treated as a regulated investment company under Subchapter
M of the Code. The Large Cap Growth
Concentrated Fund has qualified as such for each taxable year since inception that has ended prior to the Effective Time and will satisfy the requirements of Part I of Subchapter M of the Code to maintain such qualification for its current taxable year. The Large Cap Growth
Concentrated Fund has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it.

                (ii) The Large Cap Growth
Concentrated Fund has timely filed all returns required to be filed by it and all taxes with respect thereto have been paid. No deficiencies for any taxes have been proposed, assessed or asserted in writing by any taxing authority against the Large Cap Growth Concentrated
Fund, and no deficiency has been proposed, assessed or asserted, in writing, where such deficiency would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the condition, financial or otherwise, property, assets or prospects of the Large Cap Growth
Concentrated Fund.

         7. Termination. The Trust may terminate
this Plan of Reorganization with the approval of its Board at any time prior to the Effective Time, notwithstanding approval thereof by the
Reclassified Fund's respective beneficial owners if, in the judgment of the Board, proceeding with the Plan of Reorganization would be inadvisable.

         8. Further Assurances. The Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

         9. Expenses. Each of the Funds shall bear any expenses each incurs in connection with this Plan of Reorganization and the transactions contemplated hereby. Neither Large Cap
Growth Fund nor Large Cap Growth
Concentrated Fund (nor any Person related to
Large Cap Growth Fund or Large Cap Growth
Concentrated Fund) will pay or assume any expenses of the Large Cap Growth Fund
Shareholders (including, but not limited to, any expenses of Large Cap Growth Fund
Shareholders that are solely and directly related to the Reorganization).

         This Plan of Reorganization was approved and adopted by the Board of the Trust on December 18, 2007.









2